(d)(3)

                  WM STRATEGIC ASSET MANAGEMENT PORTFOLIOS, LLC
                              AMENDED AND RESTATED
                         INVESTMENT MANAGEMENT AGREEMENT

     AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT (this "Agreement"), dated as of November 1, 2005, amending and restating in its entirety the Investment Management Agreement dated September 1, 2000, as amended as of May 14, 2002 and May 11, 2004, between the WM Strategic Asset Management Portfolios, LLC, a Massachusetts limited liability company (the "LLC"), on behalf of each of its investment portfolios, which are listed on the signature page of this Agreement (each referred to herein as a "Portfolio" and, collectively, as the "Portfolios") and WM Advisors, Inc., a Washington corporation (the "Manager").

                                   WITNESSETH

     WHEREAS, the LLC is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the LLC desires to retain the Manager to render investment management services to each Portfolio, and the Manager is willing to render such services;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment. The LLC hereby appoints the Manager to act as investment manager to each Portfolio for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

2. Management. Subject to the supervision of the Board of Trustees of the LLC, the Manager shall manage the investment operations of each Portfolio and the composition of each Portfolio's portfolio, including the purchase, retention and disposition of securities therefore, in accordance with such Portfolio's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information (as such terms are hereinafter defined) and resolutions of the LLC's Board of Trustees and subject to the following understandings:

     A. The Manager shall provide supervision of each Portfolio's investments, furnish a continuous investment program for each Portfolio's portfolio and determine from time to time what securities will be purchased, retained, or sold by each Portfolio, and what portion of the assets will be invested or held as cash.


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     B.   The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Limited Liability Company Agreement of the LLC and the investment policies of the Portfolios as determined by the Board of Trustees of the LLC.

     C. The Manager shall determine the securities to be purchased or sold by each Portfolio and shall place orders for the purchase and sale of portfolio securities pursuant to its determinations with brokers or dealers selected by the Manager. In executing portfolio transactions and selecting brokers or dealers, the Manager shall use its best efforts to seek on behalf of each Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, the Manager may consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the size of the transaction, the timing of the transaction, the reputation, financial condition, experience, and execution capability of a broker or dealer, the amount of commission, and the value of any brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by a broker or dealer. The Manager is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting the transaction if the Manager determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Manager to the Portfolio and/or other accounts over which the Manager exercises investment discretion.

     D. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other fiduciary accounts for which it has investment responsibility, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so sold or purchased in order to obtain the best execution, most favorable net price or lower brokerage commissions.

     E. Subject to the provisions of the Limited Liability Company Agreement of the LLC and the 1940 Act, the Manager, at its expense, may select and contract with one or more investment advisers (the "Sub-adviser") for a Portfolio to perform some or all of the services for which it is responsible pursuant to this Section 2. The Manager shall be solely responsible for the compensation of any Sub-adviser of a Portfolio for its services to a Portfolio. The Manager may terminate the services of any Sub-adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-adviser unless and until a successor Sub-adviser is selected. To the extent that more than one Sub-adviser is selected, the Manager shall, in its sole discretion, determine the amount of a Portfolio's assets allocated to each such Sub-adviser.

3. Administrative. Subject to the supervision and direction of the Board of Trustees of the LLC, the Manager is also responsible for all administrative functions with respect to the LLC and will (a) supervise all aspects of the operations of the LLC; (b) supply the LLC with office


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     facilities (which may be in the Manager's own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services (including, but not limited to, the calculation of (i) the net asset values of shares of the LLC, and (ii) distribution fees), internal auditing and legal services, internal executive and administrative services, and stationery and office (c) prepare reports to the LLC's shareholders and materials for the Board of Trustees of the LLC; (d) prepare tax returns and reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; (e) cooperate with the LLC's transfer agent for the purpose of establishing the implementing procedures to ensure that the LLC's transfer agency and shareholder relations functions are efficiently carried out; and (f) provide such other similar services as the LLC may reasonably request to the extent permitted under application statutes, rules and regulations. The services to be performed by the Manager hereunder may be delegated by it, in whole or in part, to one or more sub-administrators provided that any delegation of duties to a sub-administrator shall not relieve the Manager of its responsibilities hereunder. Notwithstanding anything to the contrary in this Agreement, the Manger shall not be responsible for the performance of any duties which are required to be performed by the LLC's transfer agent.

4. Services Not Exclusive. The services rendered by the Manager hereunder to each Portfolio are not to be deemed exclusive, and the Manager shall have the right to render similar services to others, including, without limitation, other investment companies.

5. Expenses. During the term of this Agreement, the Manager shall pay all expenses incurred by it in connection with its activities under this Agreement, including the salaries and expenses of any of the officers or employees of the Manager who act as officers, Trustees or employees of the LLC, but excluding the cost of securities purchased for a Portfolio and the amount of any brokerage fees and commissions incurred in executing portfolio transactions for a Portfolio, and shall provide the Portfolios with suitable office space. Other expenses to be incurred in the operation of the Portfolios (other than those borne by any third party), including without limitation, taxes, interest, brokerage fees and commissions, fees of Trustees who are not officers, directors, or employees of the Manager, federal registration fees and state Blue Sky qualification fees, bookkeeping, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of maintaining the Fund's or the LLC's existence, costs of independent pricing services, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing, printing and distributing prospectuses to existing shareholders, costs of stockholders' reports and meetings of shareholders and Trustees, as applicable, and any extraordinary expenses will be borne by the Portfolios.

6. Compensation. For the services provided pursuant to this Agreement, each Portfolio shall pay to the Manager as full compensation therefor a monthly fee computed on the average daily net assets at the annual rate for each Portfolio as stated in Schedule A attached hereto. The LLC acknowledges that the Manager, as agent for the Portfolios, will allocate a portion of the fee equal to the sub-advisory fee payable to the sub-advisor, if any, under its sub-advisory agreement to the sub-advisor for sub-advisory services. The LLC acknowledges that the Manager, as agent for the Portfolios, may allocate a portion of the fee to WM Shareholder Services, Inc. for administrative services, portfolio accounting and regulatory compliance systems. The Manager also from time to time and in such amounts


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     as it shall determine in its sole discretion may allocate a portion of the fee to WM Funds Distributor, Inc. for facilitating distribution of the Portfolios. This payment would be made from revenue which otherwise would be considered profit to the Manager for its services. This disclosure is being made to the LLC solely for the purpose of conforming with requirements of the Washington Department of Revenue for exclusion of revenue from the Washington Business and Occupation Tax.

7. Limitation of Liability. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

8. Delivery of Documents. The LLC has heretofore delivered to the Manager true and complete copies of each of the following documents and shall promptly deliver to it all future amendments and supplements thereto, if any:

     A. Limited Liability Company Agreement (as presently in effect and as amended from time to time);

     B.   Bylaws of the LLC;

     C. Registration Statement under the Securities Act of 1933 and under the 1940 Act of the LLC on Form N-1A, and all amendments thereto, as filed with the Securities and Exchange Commission (the "Registration Statement") relating to the Portfolios and the shares of the Portfolios;

     D.   Notification of Registration of the LLC under the 1940 Act on Form
          N-8A;

     E. Prospectuses of the Portfolios (such prospectuses as presently in effect and/or as amended or supplemented from time to time, the "Prospectus"); and

STATEMENTOF ADDITIONAL INFORMATION OF THE PORTFOLIOS (SUCH STATEMENT AS PRESENTLY IN EFFECT AND/OR AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE "STATEMENT OF ADDITIONAL INFORMATION").

9. Duration and Termination. This Agreement shall become effective as of the date first above-written for an initial period of two years and shall continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of the Board of Trustees, including a majority of those members of the LLC's Board of Trustees who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for that purpose, or (b) by vote of a majority of the outstanding voting securities of the Portfolios. Notwithstanding the foregoing, this Agreement (a) may be terminated at any time, without the payment of any penalty, by either the LLC (by vote of the LLC's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolios) or the Manager, on sixty (60) days prior written notice to the other, and (b) shall automatically terminate in the event of its assignment. As used in this Agreement, the


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     terms "majority of the outstanding voting securities", "interested persons"
     and "assignment" shall have the meanings assigned to such terms in the 1940 Act.

10. Amendments. No provision of this Agreement may be amended, modified, waived or supplemented, except by a written instrument signed by the party against which enforcement is sought. No amendment of this Agreement shall be effective until approved in accordance with any applicable provisions of the 1940 Act.

11. Use of Name and Logo. The LLC agrees that it shall furnish to the Manager, prior to any use or distribution thereof, copies of all prospectuses, statements of additional information, proxy statements, reports to stockholders, sales literature, advertisements, and other material prepared for distribution to stockholders of the LLC or to the public, which in any way refer to or describe the Manager or which include any trade names, trademarks or logos of the Manager or of any affiliate of the Manager. The LLC further agrees that it shall not use or distribute any such material if the Manager reasonably objects in writing to such use or distribution within five (5) business days after the date such material is furnished to the Manager.

     The Manager and/or its affiliates own the names "WM," "WM Group of Funds" and any other names which may be listed from time to time on a Schedule B to be attached hereto that they may develop for use in connection with the LLC, which names may be used by the LLC only with the consent of the Manager and/or its affiliates. The Manager, on behalf of itself and/or its affiliates, consents to the use by the LLC of such names or any other names embodying such names, but only on condition and so long as (i) this Agreement shall remain in full force, (ii) the LLC shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it, and (iii) the Manager is the manager of each Portfolio of the LLC. No such name shall be used by the LLC at any time or in any place or for any purposes or under any conditions except as provided in this section. The foregoing authorization by the Manager, on behalf of itself and/or its affiliates, to the LLC to use such names as part of a business or name is not exclusive of the right of the Manager and/or its affiliates themselves to use, or to authorize others to use, the same; the LLC acknowledges and agrees that as between the Manager and/or its affiliates and the LLC, the Manager and/or its affiliates have the exclusive right so to use, or authorize others to use, such names, and the LLC agrees to take such action as may reasonably be requested by the Manager, on behalf of itself and/or its affiliates, to give full effect to the provisions of this section (including, without limitation, consenting to such use of such names). Without limiting the generality of the foregoing, the LLC agrees that, upon (i) any violation of the provisions of this Agreement by the LLC or (ii) any termination of this Agreement, by either party or otherwise, the LLC will, at the request of the Manager, on behalf of itself and/or its affiliates, made within six months after such violation or termination, use its best efforts to change the name of the LLC and/or the Portfolios so as to eliminate all reference, if any, to such names and will not thereafter transact any business in a name containing such names in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such names, or otherwise use such names or any other reference to the Manager and/or its affiliates, except as may be required by law. Such covenants on the part of the LLC shall be binding upon it, its Trustees, officers, shareholders, creditors and all other persons claiming under or through it.


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     The provisions of this section shall survive termination of this Agreement.

12. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, if to the LLC: 1201 Third Avenue, 22nd Floor, Seattle, Washington 98101; or if to the Manager: 1201 Third Avenue, 22nd Floor, Seattle, Washington 98101; or to either party at such other address as such party shall designate to the other by a notice given in accordance with the provisions of this section.

13.  Miscellaneous.

     A. Except as otherwise expressly provided herein or authorized by the Board of Trustees of the LLC from time to time, the Manager for all purposes herein shall be deemed to be an independent contractor and shall have no authority to act for or represent the LLC or the Portfolios in any way or otherwise be deemed an agent of the LLC or the Portfolios.

     B. The LLC shall furnish or otherwise make available to the Manager such information relating to the business affairs of the Portfolios as the Manager at any time or from time to time reasonably requests in order to discharge its obligations hereunder.

     C. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and shall inure to the benefit of the parties hereto and their respective successors.

     D. If any provision of this Agreement shall be held or made invalid or by any court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Limitation of Liability. A copy of the Certificate of Organization of the LLC is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by an officer of the LLC on behalf of the Trustees of the LLC, as trustees and not individually, on further behalf of each Portfolio, and that the obligations of this Agreement with respect to a Portfolio shall be binding upon the assets and properties of that Portfolio only and shall not be binding upon the assets and properties of any other Portfolio or series of the LLC or upon any of the Trustees, officers, employees, agents or shareholders of the Portfolios or the LLC individually.

         [The remainder of this page has intentionally been left blank.]


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first above-written.

                                  WM STRATEGIC ASSET MANAGEMENT PORTFOLIOS, LLC, on behalf of its portfolios
                                              INCOME PORTFOLIO,
                                              FLEXIBLE INCOME PORTFOLIO,
                                              BALANCED PORTFOLIO,
                                              CONSERVATIVE GROWTH PORTFOLIO, and
                                              STRATEGIC GROWTH PORTFOLIO


                                        By:
                                            ------------------------------------
                                            William G. Papesh, President


Attest:

By:
    ---------------------------------
John T. West, Secretary

                                        WM ADVISORS, INC.


                                        By:
                                            ------------------------------------
                                            William G. Papesh, President


Attest:


By:
    ---------------------------------
    Sharon L. Howells, Secretary


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                                                                      Schedule A

                  WM STRATEGIC ASSET MANAGEMENT PORTFOLIOS, LLC

     The management fee to be charged for advisory services (including sub-advisory fees, if any) for each Portfolio is based upon a percentage of the average daily net assets of such Portfolio. The total management fee to be paid monthly for each Portfolio is as follows:

            PORTFOLIO                                   FEE
            ---------                                   ---
Conservative Balanced Portfolio    Monthly fee computed on the aggregate average
Balanced Portfolio Conservative    daily net assets of the all of the Portfolios
Growth Portfolio Strategic         (with each Portfolio paying a proportionate
Growth Portfolio Flexible Income   share based on its average daily net assets)
Portfolio                          at a rate equal to .550% per annum on the
                                   first $500 million of assets; .500% on the
                                   next $500 million of assets; .450% on the
                                   next $1 billion of assets; .400% on the next
                                   $1 billion of assets; .350% on the next $1
                                   billion of assets; .300% on the next $1
                                   billion of assets and .250% per annum on
                                   assets in excess of $5 billion.


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